Exhibit 99.1

Dyax Corp. Announces Third Quarter 2009 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--October 28, 2009--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the third quarter ended September 30, 2009. Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results

Total revenues for the third quarter ended September 30, 2009 were $4.5 million, as compared to $5.5 million for the comparable quarter in 2008. Total revenues for the nine months ended September 30, 2009 increased to $15.3 million from $12.0 million for the comparable period in 2008. For the nine month 2009 period, the increase in revenues was primarily due to additional revenue recognized under the Company’s Licensing and Funded Research Program (LFRP), as well as $1.6 million of revenue recognized under a collaboration agreement entered into during 2008. Quarterly revenues are expected to fluctuate due to the timing and amount of future milestone payments, the clinical activities of collaborators and licensees, and the timing and completion of contractual commitments.

Research and development expenses for the third quarter of 2009 decreased to $7.1 million, as compared to $16.5 million for the comparable quarter in 2008. For the nine months ended September 30, 2009, research and development expenses decreased to $37.8 million, as compared to $51.6 million for the comparable period in 2008. For the nine month 2009 period, the decrease in expenses was primarily due to cost savings resulting from the restructuring in March 2009, the closure of the Company’s Liege, Belgium research facility in mid-2008, and lower clinical trials costs. These decreases were offset by an increase of approximately $7.5 million in 2009 costs associated with the manufacture of DX-88.

General and administrative expenses for the third quarter of 2009 increased to $5.9 million, as compared to $4.9 million for the comparable quarter in 2008. For the nine months ended September 30, 2009, general and administrative costs increased to $18.9 million, as compared to $15.6 million for the comparable period in 2008. The higher general and administrative costs in 2009 were primarily due to increased infrastructure to support plans for commercialization of DX-88 for hereditary angioedema (HAE) and charges for share-based compensation expense.

For the quarter ended September 30, 2009, Dyax reported a net loss of $12.2 million or $0.17 per share, as compared to a net loss of $26.6 million or $0.43 per share for the comparable quarter in 2008. For the nine months ended September 30, 2009, the net loss was $51.5 million or $0.78 per share, as compared to $72.9 million or $1.19 per share for the comparable period in 2008.

As of September 30, 2009, Dyax had cash, cash equivalents, and short-term investments totaling $41.1 million, exclusive of restricted cash. Inclusive of the $20.5 million of net proceeds from the equity offering completed on October 5, 2009, Dyax would have had cash, cash equivalents, and short-term investments totaling $61.6 million, as of September 30, 2009.

Corporate Progress and Guidance

“Throughout the quarter, we have been diligently advancing the commercial plans for DX-88 for HAE as we approach the Prescription Drug User Fee Act action date of December 1, 2009,” stated Gustav Christensen, President and Chief Executive Officer of Dyax. “At the same time, our medical and regulatory teams have continued to respond to inquiries from the FDA as the Agency finalizes its review of our Biologic License Application for DX-88. As a result of these contacts, we recently received clarification from the FDA on the requirements of the Risk Evaluation and Mitigation Strategy (REMS) for the approval of DX-88 for acute attacks of HAE. The Agency has informed us that certain elements of our proposed REMS to assure safe use, particularly the concept of a closed distribution system, will not be required. Our understanding is that an approvable REMS will consist primarily of two components: a medication guide and a communication plan.”

Mr. Christensen commented further, “We also saw during the quarter a number of positive developments with our DX-88 partner programs and licensee programs under our LFRP. With respect to our LFRP, three licensees, ImClone, MedImmune and BioInvent each advanced a new product candidate into Phase 1 development. Thus, the expansion and maturation of our licensing program continues to move forward as the LFRP pipeline currently has one marketed drug and 16 product candidates in various stages of clinical development.”

2009 Guidance

George Migausky, Executive Vice President and Chief Financial Officer of Dyax, stated, “Over the last two years, we have added capital from multiple sources to support our long-term business strategy. We have added or expanded our partnerships, implemented disciplined cost management and closed significant financial transactions. These actions have strengthened our balance sheet and allowed us to focus the necessary resources on commercial activities for DX-88. At this time, we believe we have the cash and resources to support ongoing operations through 2010.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, October 28, 2009
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 866-383-8119
International callers, dial 617-597-5344
Passcode 61799435
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through November 28, 2009 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 19564625. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on inflammatory and oncology indications. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development. Dyax’s lead product candidate is DX-88 (ecallantide), a recombinant small protein that is currently being developed for its therapeutic potential in two separate indications. On June 1, 2009, Dyax submitted a response to the FDA’s Complete Response letter regarding the review of Dyax’s Biologics License Application (BLA) of DX-88 for the treatment of hereditary angioedema (HAE). The FDA accepted the submission and assigned Dyax’s BLA a new Prescription Drug User Fee Act (PDUFA) action date of December 1, 2009. DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S., for this indication. Additionally, DX-88 is being evaluated in two Phase 2 trials for the reduction of blood loss during on-pump cardiac surgery (CTS), which are being conducted by Dyax’s partner in this indication, Cubist Pharmaceuticals. Dyax licensed to Cubist the intravenous formulation of DX-88 for surgical indications in North America and Europe. DX-88 and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents. Dyax is headquartered in Cambridge, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp. These statements include statements regarding Dyax’s future cash resources, its projected use of cash and savings from recent cost reductions and its timing and prospects for review and FDA approval of the BLA for DX-88 for HAE. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: DX-88 could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; others may develop technologies or products superior to DX-88; other products are or will be on the market in Europe and the U.S. before DX-88; DX-88 may not achieve market acceptance; Dyax’s dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products; the uncertainty of negotiations with potential partners and collaborators; Dyax’s changing requirements and costs associated with planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to in Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed subsequently with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are registered trademarks of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In thousands, except share and per share data)

Product development and license fee revenues	$4,508	$5,490	$15,305	$11,964

Operating expenses:
Research and development	7,095	16,502	37,787	51,641
Restructuring costs	395	876	2,331	4,631
Impairment of fixed assets	955	-	955	352
General and administrative	5,923	4,878	18,916	15,645
Total operating expenses	14,368	22,256	59,989	72,269

Loss from operations	(9,860)	(16,766)	(44,684)	(60,305)
Other expense, net	(2,333)	(1,609)	(6,819)	(4,317)
Loss on extinguishment of debt	-	(8,264)	-	(8,264)

Net loss	$(12,193)	$(26,639)	$(51,503)	$(72,886)

Basic and diluted net loss per share	$(0.17)	$(0.43)	$(0.78)	$(1.19)

Shares used in computing basic and diluted net loss per share	72,485,047	62,439,236	66,452,507	61,173,457

SELECTED CONSOLIDATED CONSENSED BALANCE SHEET INFORMATION
(Unaudited)

		September 30,	December 31,
		2009	2008
		(In thousands)

Cash, cash equivalents and investments		$41,110	$58,460
Total assets		$51,589	$75,075
Deferred revenue		$30,442	$31,386
Note payable and other long-term obligations		$58,901	$48,499
Total liabilities		$100,793	$95,119
Total liabilities and stockholders' deficit		$51,589	$75,075

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President
and Chief Financial Officer
gmigausky@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations and
Corporate Communications
njones@dyax.com